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                                  EXHIBIT 99.2

             BRIGHTPOINT COMPLETES REPURCHASES OF CONVERTIBLE BONDS
                         UNDER PREVIOUSLY ANNOUNCED PLAN

         Indianapolis, Indiana--March 2, 2001-- The Company has made certain changes to this press release in order to clarify the number of Bonds repurchased in 2000 and 2001. See the revised press release below.

         Brightpoint, Inc. (NASDAQ: CELL) announced today that it has completed its plan to repurchase up to 130,000 of its convertible, subordinated, zero-coupon bonds due 2018 ("Bonds"). The repurchases, 94,000 of which were effected in calendar year 2000, were made under a previously announced (October 30, 2000) plan approved by its board of directors which allowed the Company to repurchase up to 130,000 of the Bonds. The Bonds, which had an accreted book value of approximately $506 per Bond as of December 31, 2000, were repurchased at prices ranging from approximately $278 to $310 per Bond (average cost of $302 per Bond).

         On March 11, 1998, the Company issued 380,000 Bonds at a price of $452.89 per Bond. Each Bond converts, at the holder's option, into 19.109 shares of the Company's common stock. On February 28, 2001, the closing price of the common stock was $3.50 per share. Interest on the Bonds accretes at 4% per annum. Bondholders have a right to put the Bonds to the Company in certain circumstances, including but not limited to, the fifth anniversary of their issuance (March 11, 2003), as well as on the tenth and fifteenth anniversaries. The put price on March 11, 2003 is $552.07 per Bond.

                                   * * * * *
         Brightpoint, Inc. is a leading provider of outsourced services in the global wireless telecommunications and data industry. Brightpoint's innovative services include customized packaging, prepaid and e-commerce solutions, inventory management, distribution and other outsourced services. Brightpoint's customers include leading network operators, retailers and wireless equipment manufacturers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).


Contact:  Brightpoint, Inc., Indianapolis, Indiana
          Phillip A. Bounsall, Chief Financial Officer
          317-297-6100